Exhibit 10.18

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (the "Agreement ") is made effective as of the 19th day of March 2020, by and among POWER UP LENDING GROUP LTD., having a principal place of business at 111Great Neck Road, Suite 216, Great Neck, New York 11021 (the "Assignor "); OASIS CAPITAL LLC, having a principal place of business at 208 Ponce de Leon Avenue, San Juan, Puerto Rico 00918 (the "Investor"); and AGRITEK HOLDINGS, INC., with its address at 777 Brickell Avenue Suite 500 Miami, Florida 33131 (the "Company ").(the Company, the Assignor and the Investors are sometimes referred to in this Agreement singly as a "Party" or collectively as the "Parties".).

RECITALS

WHEREAS, the Company desires to fulfill debt obligations owed to the Assignor pursuant to three (3) promissory notes: (i) dated April 26, 2019 (default balance of $61,021.36; total due $61,021.36; the "April Note"); (ii) May 31, 2019 (principal balance of $128,500.00; Accrued Interest of $19,348.93; default amount of $128,500.00; total due $276,348.93; the "May Note"); and (iii) and December 24, 2019 (principal balance of $128,000 .00; Accrued Interest of $5,863.45; default amount of $128,000.00; total due $261,863.45; the "December Note" with the April Note and May Note, collectively, the "Notes")(the debt underlying the Notes shall be referred to as the "Debt") which are the subject of the action entitled PowerUp lending Group, Ltd. v. Agritek Holdings, Inc., Michael Friedman a/k/a Barry M. Friedman, in the Supreme Court of the State of New York, County of Nassau, under Index No. 603834/2020 (the "Action");

WHEREAS, the Investor is desirous of acquiring the Debt and Assignor is desirous assigning the Debt to Investor and the Company consent to the assignment;

WHEREAS, the Parties have elected to amicably resolve the Action and affect the assignment of the Debt without further litigation upon the terms and conditions of the settlement agreement by and among the Parties dated as of the date hereof (the "Settlement Agreement ");

NOW THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

1. (a) Assignment of Assigned Debt. The April Note, The May Note and the December Note which are the subject of this Agreement shall be assigned by Assignor to Investor (the "Assignment") on a pro rata basis upon the receipt of each of the enumerated payments set forth in Section 1.2. For illustration purposes, upon receipt of the initial payment of $100,000.00 due March 19, 2020, Assignor will assign the April Note and $38,974.64 against the principal of the May Note. Upon receipt of each monthly payment thereafter the sum of $33,333.33 the May Note will be reduced accordingly, and that portion of the May Note will be assigned to Investor. When the principal balance of the May Note has been assigned then the remaining payments shall be applied again against the principal balance of the December Note and the appropriate assignment of the December Note will be made to Investor. Upon receipt of the final payment due under this Agreement and provided that all prior payments have been timely made,the balance of the December Note will be assigned to Investor .

(b) Payment. As consideration for the Assignment, contemporaneously with the consummation of this Agreement , the Investor will pay the Assignor Three Hundred Thousand Dollars ($300,000.00) ("Purchase Price") by delivery of a wire transfer to the Assignor payable as follows:

(c) The sum of $100,000.00 to be received on or before Thursday, March 19, 2020;

(d) The balance of the Assignment Amount, to wit: $200,000.00 shall be paid in five (5) equal monthly installments of $33,333.33 to be received on or before the 19th day of each successive month thereafter commencing April through August 2020, and the sixth (6th) installment payment of $33,333.35 to be paid on or before September 19, 2020.

(e) All payments are to be paid via wire transfer on or before the dates designated in subparagraphs (c) and (d) above, by 4:00 p.m. (New York Time) (the "Deadlines") pursuant to the following wire instructions:

Bank Name:	Signature Bank
Bank Address:	26 Court Street, Brooklyn, NY
Routing Number:	26013576
Beneficiary Account No.	1502460028
Beneficiary:	PowerUp Lending Group, Ltd.
Mailing Address:	111 Great Neck Road, #216, Great Neck, NY 11021

(f) Investor shall be afforded three-days after the Deadlines ("Grace Period") in which to make the designated payment and should the designated payment not be received within the three-day period by Assignor then this Agreement shall immediately become null and void, without the necessity of any notice, and of no further effect and the forbearance thereby be vacated and Assignor shall be free to enforce its rights under the Notes and respective transaction documents and to continue the Action.

(g) The Company hereby acknowledges and approves the Assignment.

(h) The Company confirms that the Assignor had provided advances (cash) to the Company represented by the Notes and constituting the Debt. Furthermore, the Company agrees, acknowledges , consents and stipulates, that: (i) full consideration has been rendered for said Debt with respect to the April Note on May 7, 2019; with respect to the May Note on June 7, 2019, and with respect to the December Note on December 31, 2019; and hereby waives any and all objections thereto; and (ii) the principal,default and accrued interest balances of the Notes are as set forth in the recitals herein.

2. The Company hereby renews and affirms the Notes as a legally binding obligation of the Company, regardless of any termination date or statute of limitation, and hereby extends the Debt until the satisfaction of the obligations pursuant to the Notes.

3. Jurisdiction and Venue. The Parties agree that this Agreement shall be construed solely in accordance with the laws of the State of New York, notwithstanding its choice or conflict of law principles, and any proceedings arising among the Parties in any matter pertaining or related to this Agreement shall,to the extent permitted by law, shall be brought only in the state courts of New York or in the federal courts located in the state of New York and county of Nassau.

4. Representation and Warranties.

4.1. Company. The Company hereby represents and warrants the following: (a) as of the date hereof, the principal, default and accrued interest balances of the Notes are as set forth in the recitals of this Agreement are true and correct; (b) the Assignor or any affiliate of Assignor (collectively, jointly and severally, "Assignor's Affiliate") is not now, and has not been during the preceding three months, an officer, director, or more than 4.99% shareholder of the Company or in any other way an "affiliate" of the Company as that term is defined in Rule 144(a)(1) as promulgated under the Securities Act; (c) the Company has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out the Company's obligations hereunder; (d) this Agreement constitutes the legal, valid and binding obligation of the Company; (e) neither the execution of this Agreement by the Company nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which the Company is bound, or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to the Company; and (f} the Company will not receive any portion of the Purchase Price from the Assignor.

4.2     Assignor. The Assignor hereby represents and warrants the following: (a) as of the date hereof, the principal, default and accrued interest balances of the Notes are as set forth in the recitals of this Agreement is true and correct; (b) except with respect to the Assignment Agreements, the Assignor owns the Notes free and clear of all any and all liens, claims, encumbrances, preemptive rights, right of first refusal and adverse interests of any kind; (c) the Assignor or any affiliate of Assignor (collectively, jointly and severally, "Assignor's Affiliate"} is not now, and has not been during the preceding three months, an officer, director, or more than 4.99% shareholder of the Company or in any other way an "affiliate" of the Company as that term is defined in Rule 144(a)(1) as promulgated under the Securities Act; (d} the Assignor has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out the Assignor's obligations hereunder; and no consent, approval or agreement of any individual or entity is required to be obtained by the Assignor in connection with the execution and performance by the Assignor of this Agreement or the execution and performance by the Assignor of any agreements, instruments or other obligations entered into in connection with this Agreement; (e) this Agreement constitutes the legal, valid and binding obligation of the Assignor; and (f) neither the execution of this Agreement by the Assignor nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which the Assignor is bound, or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to the Assignor.

4.3     Investor. The Investor hereby represents and warrants the following: (a) the Investor has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out the Investor's obligations hereunder; and no consent, approval or agreement of any individual or entity is required to be obtained by the Investor in connection with the performance by the Investor of any agreements, instruments or other obligations entered into in connection with this Agreement; (b) this Agreement constitutes the legal, valid and binding obligation of the Investor; (c) neither the execution of this Agreement by the Investor nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which the Investor is bound, or of any decree, judgment, order, law or regulation now in effect of any court or other government body applicable to the Investor; {d) the Investor is sophisticated in financial matters, qualifies as an "accredited investor'' within the meaning of Regulation D of the Securities Act of 1933, as amended (the "Securities Act "), and has had access to such information as it has desired with respect to the Company, and has made such independent investigation of the Company as the Investor deems necessary or advisable in connection with the assignment hereunder, and the Investor is able to bear the economic and financial risk (including the risk that the Investor could lose the entire value of the Assigned Debt); (e)    the Investor is acquiring the Assigned Debt for its own benefit and account for investment only and not with a view to, or for resale in connection with, a public offering or distribution thereof; and (f)     the Investor acknowledges that the Assigned Debt has not been registered under the Securities Act or the securities laws of any other jurisdiction and therefore no sale, transfer or other disposition of the Assigned Debt is permitted unless such transfer is registered under the Securities Act or other applicable securities laws, or an exemption from such registration is available.

5. Miscellaneous.

5.1 Counterparts. This Agreement may be executed in any number of counterparts by original or facsimile signature. All executed counterparts shall constitute one agreement not withstanding that all signatories are not signatories to the original or the same counterpart. Facsimile and scanned signatures are considered original signatures.

5.2 Modification. This Agreement may only be modified in a writing signed by all Parties.

5.3   Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

5.4 Severability. In the event that any provision of this Agreement is invalid or enforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

5.5 Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company, Assignor nor Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement. In the event of a conflict in the terms of the Settlement Agreement and this Agreement, the terms of the Settlement Agreement shall govern and supersede such conflicted provision.

5.6 Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested} or delivered personally or by courier (including a recognized overnight delivery service} or by email and shall be effective five days after being placed in the mail,if mailed by regular United States mail, or upon receipt, if delivered personally or by courier !including a recognized overnight delivery service or by email, in each case addressed to a party. The addresses for such communications shall be as set forth above or as otherwise indicated in a writing to the other parties hereto.

5.7 Further Assurances. Each party shall do and perform, or cause to be done and performed,all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents,as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

5.8 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

IN WITNESS WHEREOF, Parties have caused this Agreement to be duly executed as of the day and year first written about:

Exhibit A

Exhibit B

Proof of Funding of Notes